                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                                SYNTELLECT, INC.
                                (Name of Issuer)


                      COMMON STOCK $.01 PER VALUE PER SHARE
                         (Title of Class of Securities)


                                  87161-L-10-5
                                 (CUSIP Number)

                                  MARCH 6, 2000
              Date of event which requires filing of this statement

                   Check the appropriate box to designate the
                  rule pursuant to which this schedule is filed

                                 Rule 13d - 1(b)
                                 Rule 13d - 1(c)
                                 Rule 13d - 1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                            ---------------------------
CUSIP No.  87161-L-10-5             13G                Page  2  of  13  Pages
                                                            ----  ----
------------------------                           ---------------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Geoffrey Nixon
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                New Zealand
-------------------------- ------ ---------------------------------------------
                             5
        NUMBER OF                 SOLE VOTING POWER
         SHARES                     1,020
                           ------ ---------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ ---------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     1,020
          WITH
                           ------ ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ ---------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,020
----------- -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- -------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.01% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                IN
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                           -----------------------------
CUSIP No.  87161-L-10-5             13G                Page  3  of  13   Pages
                                                            ----   ----
-----------------------                           ----------------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Mission Partners, L.P. (EIN#33-0569956)
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
-------------------------- ------ ---------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     258,200
                           ------ ---------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ ---------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     258,200
          WITH
                           ------ ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ ---------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    258,200
----------- -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.14% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                           ----------------------------
CUSIP No.  87161-L-10-5             13G                Page  4  of  13  Pages
                                                            ----   ----
-----------------------                           ----------------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Liberty Nominees Limited (EIN# N/A)
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 New Zealand
-------------------------- ------ ---------------------------------------------
        NUMBER OF            5     SOLE VOTING POWER
         SHARES                     83,500
                           ------ ---------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ ---------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     83,500
          WITH
                           ------ ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ ---------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    83,500
----------- -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- -------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.69% (based on 12,080,489 shares outstanding at November 13,
                1999)
----------- -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 CO
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                           ----------------------------
CUSIP No.  87161-L-10-5             13G                Page  5  of  13  Pages
                                                            ----   ----
-----------------------                           ----------------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Horizon Offshore, Ltd. (EIN# N/A)
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                Cayman Islands
--------- ---------------------------------------------------------------------
        NUMBER OF            5     SOLE VOTING POWER
         SHARES                     57,300
                           ------ ---------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ ---------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     57,300
          WITH
                           ------ ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ ---------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    57,300
----------- -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- -------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.47% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 CO
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                            ---------------------------
CUSIP No. 87161-L-10-5              13G                Page  6  of  13  Pages
                                                            ----   ----
-----------------------                            ---------------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          U.S. Equity Investment L.P. (EIN#65-0153975)
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------- ---------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     38,000
                           ------ ---------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ ---------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     38,000
          WITH
                           ------ ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ ---------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    38,000
----------- -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- -------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.31% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                           ----------------------------
CUSIP No. 87161-L-10-5              13G                Page  7  of  13  Pages
                                                            ---    ----
-----------------------                           ----------------------------

--------- --------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Mayfair Capital Fund, L.P. (EIN#13-4024777)
--------- --------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)
--------- --------------------------------------------------------------------
   3      SEC USE ONLY

--------- --------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------- --------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     250,200
                           ------ --------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ --------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     250,200
          WITH
                           ------ --------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ --------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    250,200
----------- ------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- ------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                2.07% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- ------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                           ----------------------------
CUSIP No. 828395 10 3               13G                Page  8  of  13  Pages
                                                            ----   ----
-----------------------                           ----------------------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          MCM Associates, Ltd. (EIN# 33-0562278)
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------- ---------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     0
                           ------ ---------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ ---------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     0
          WITH
                           ------ ---------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ ---------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0
----------- -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- -------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.00% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- -------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 CO
----------- -------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                           ----------------------------
CUSIP No.  87161-L-10-5             13G                Page  9  of  13  Pages
                                                           ----    ----
-----------------------                           ----------------------------

--------- --------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          MCM Profit Sharing Plan - DLJSC- Custodian FBO Geoffrey Nixon TTEE
--------- --------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)
                                             (b)

--------- --------------------------------------------------------------------
   3      SEC USE ONLY

--------- --------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------- --------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES                     10,000
                           ------ --------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY
          EACH
                           ------ --------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON                     10,000
          WITH
                           ------ --------------------------------------------
                             8    SHARED DISPOSITIVE POWER

-------------------------- ------ --------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    10,000
----------- ------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
                / /

----------- ------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.08% (based on 12,080,489 shares outstanding at November 13,
                1999)

----------- ------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 EP
----------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 10 of 13



ITEM 1.     NAME OF ISSUER AND ADDRESS

            (a) The name of the issuer is Syntellect, Inc., a Delaware corporation ("Issuer").

            (b) The principal executive offices of Issuer are located at 15810 North 28th Avenue, Phoenix, Arizona 85023.

ITEM 2. IDENTIFY, ADDRESS, CITIZENSHIP, TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

ITEMS 2(a), (b), (c)

            This statement on Schedule 13G ("STATEMENT") is filed by Geoffrey Nixon ("NIXON"), Mission Partners, L.P. ("MISSION"), Liberty Nominees Limited ("LIBERTY"), Horizon Offshore, Ltd. ("HORIZON"), U.S. Equity Investment, L.P. ("EQUITY"), Mayfair Capital Fund, L.P. ("MAYFAIR"), MCM Associates, Ltd. ("MCM") and MCM Profit Sharing Plan-DLJSC-FBO Geoffrey Nixon TTEE ("PSP") (collectively the "GROUP"; each member of the Group being hereinafter referred to individually as a "MEMBER" and collectively at "MEMBERS"). Nixon's and PSP's principal business address is 11 West 42nd Street, 19th Floor, New York NY 10036. Nixon is a citizen of the Country of New Zealand. PSP is a New York profit sharing plan for the benefit of Nixon. Nixon is the sole Trustee and Beneficiary of PSP. Mission's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mission is a Delaware limited partnership. MCM, a Delaware corporation, is the sole general partner of Mission and, as such, MCM has full voting and dispositive power with respect to all of the securities owned by Mission. Nixon is the sole officer, director and shareholder of MCM. Liberty's principal business address is at P.O. Box 10-246, Wellington, New Zealand. Liberty is a private New Zealand company. Liberty has established an account over which MCM has sole investment discretion. It is the account over which MCM has sole investment discretion that has purchased the shares of Issuer Common Stock (as defined below). Horizon's principal business address is at c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. Horizon is a private Cayman Islands investment corporation. MCM is the sole investment manager of Horizon and MCM has full voting and dispositve power with respect to all of the securities owned by Horizon. Mayfair's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mayfair is a Delaware limited partnership. MCM Capital Management, LLC, a Delaware limited liability company (the "LLC"), is the sole general partner of Mayfair and, as such, LLC has full voting and dispositive power with respect to all of the securities owned by Mayfair. Nixon is the sole management and principal member of LLC. The other member of the LLC is Nixon's wife. Equity is a Delaware limited partnership. Equity's principal address is 1001 North Highway 1, Suite 800, Jupiter, Florida 33477. Equity has established an account over which MCM has sole investment discretion. It is this account through which MCM has purchased the shares of Issuer Common Stock.

ITEM 2(d), (e)

This Statement relates to the Common Stock, $.01 per value per share (the "Issuer Common Stock") of Issuer. The CUSIP number for the Issuer Common Stock is 87161-L-10-5.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                                                  -----------------------

            Not applicable.

ITEM 4.     OWNERSHIP

ITEM 4(a), (b)

            Nixon owns 1,020 shares of Issuer Common Stock, representing 0.10% of Issuer's issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). Mission owns 258,200 shares of Issuer Common Stock, representing 2.14% of Issuer's issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). Liberty owns 83,500 shares of Issuer Common Stock, representing 0.69% of Issuer's issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). Horizon owns 57,300 shares of Issuer Common Stock, representing 0.47% of Issuer's issued and outstanding shares (based

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                           Page 11 of 13


on 12,080,489 shares outstanding at November 13, 1999). Equity owns 38,000 of Issuer Common Stock representing 0.31% of Issuer's issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). Mayfair owns 250,200 shares of Issuer Common Stock, representing 2.07% of Issuer's issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). MCM owns 0 shares of Issuer's issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). PSP owns 10,000 shares of Issuer Common Stock representing 0.08% of Issuer issued outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999). The Group, in the aggregate, owns 698,220 shares of Issuer Common Stock representing 5.78% of Issuer issued and outstanding shares (based on 12,080,489 shares outstanding at November 13, 1999).

ITEM 4(c)

            Each Member is the sole beneficial owner of the securities identified in subsection (a) above. MCM, as the sole general partner of Mission, has sole voting and dispositive power over the Issuer Common Stock owned by Mission. MCM, as the sole investment manager of an account established by Liberty and Equity, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Liberty. MCM, as the sole investment manager of Horizon, has sole voting and dispositive power over the shares of Issuer Common Stock owned by Horizon. LLC, as the sole general partner of Mayfair, has sole voting and dispositive power over the Issuer Common Stock owned by Mayfair. Nixon, as the sole Trustee of PSP and sole officer, director and shareholder of MCM, has the sole voting and dispositive power over the Issuer Common Stock owned by PSP and MCM.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 12 of 13

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  March 9, 2000
                              /s/ Geoffrey Nixon
                              -----------------------------
                                 GEOFFREY NIXON

                              MISSION PARTNERS, L.P.
                              By:  MCM Associates, Ltd., General Partner

                              By:/s/ Geoffrey Nixon
                              -----------------------------
                                 Geoffrey Nixon, President

                              LIBERTY NOMINEES LIMTED
                              By:  MCM Associates, Ltd., General Partner

                              By:/s/ Geoffrey Nixon
                              -----------------------------
                                 Geoffrey Nixon, President

                              HORIZON OFFSHORE, LTD.

                              By:/s/ Geoffrey Nixon
                              -----------------------------
                                 Geoffrey Nixon, Director

                              MAYFAIR CAPITAL FUND, L.P.
                              By:  MCM Capital Management, LLC., General Partner

                              By:/s/ Geoffrey Nixon
                              -----------------------------
                                 Geoffrey Nixon, Manager

                              MCM PROFIT SHARING PLAN DLJSC-ASSOCIATION FBO Geoffrey Nixon

                              By:/s/ Geoffrey Nixon
                              -----------------------------
                                 Geoffrey Nixon, Trustee

                              U.S. EQUITY INVESTMENTS, L.P.
                              By:  MCM Associates, Ltd., Investment Manager

                              By:/s/ Geoffrey Nixon
                              -----------------------------
                                 Geoffrey Nixon, President

                                  SCHEDULE 13G

CUSIP NO. 87161-L-10-5                                            Page 13 of 13



                             JOINT FILING AGREEMENT



JOINT FILING AGREEMENT made as of this 9th day of March, 2000, by and among GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD.



                              W I T N E S S E T H :

WHEREAS, GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD. collectively beneficially own more than five (5%) percent of the issued and outstanding common stock, $.01 par value, of Syntellect, Inc. ("Issuer Common Stock"), a Delaware corporation; and

            WHEREAS, the parties desire to jointly file a Schedule 13G with the
                     SEC,

            NOW, THEREFORE, the parties agree as follows:

     1. GEOFFREY NIXON, MISSION PARTNERS, L.P., LIBERTY NOMINEES LIMITED, HORIZON OFFSHORE, LTD., U.S. EQUITY INVESTMENT L.P., MAYFAIR CAPITAL FUND, L.P. AND MCM PROFIT SHARING PLAN-KLJSC-CUSTODIAN FBO GEOFFREY NIXON TTEE AND MCM ASSOCIATES, LTD. hereby agree to jointly file a Schedule 13G with the SEC regarding the beneficial ownership of Issuer Common Stock and to file any and all amendments and supplements thereto.

     2. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and may not be amended, modified or changed except pursuant to a written instrument signed by all parties.

            IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.

                                               HORIZON OFFSHORE LTD

/s/ Geoffrey Nixon                             /s/ Geoffrey Nixon
------------------------------                 -------------------------------
GEOFFREY NIXON                                 GEOFFREY NIXON

MISSION PARTNERS, L.P.                         MCM ASSOCIATES, LTD.
By:  MCM Associates, Ltd.,                     Manager
General Partner

/s/ Geoffrey Nixon                             /s/ Geoffrey Nixon
------------------------------                 -------------------------------
GEOFFREY NIXON, President                      GEOFFREY NIXON, President

LIBERTY NOMINEES LIMITED                       MAYFAIR CAPITAL FUND, L.P.
By MCM Associates, Ltd.,                       By:  MCM Capital Management, LLC,
Investment Manager                                  General Partner

/s/ Geoffrey Nixon                             /s/ Geoffrey Nixon
------------------------------                 --------------------------------
GEOFFREY NIXON, President                      GEOFFREY NIXON, Manager

U.S. EQUITY INVESTMENT, L.P.                   MCM PROFIT SHARING PLAN-DLJSC-
By:  MCM Associates, Ltd.,                     Custodian FBO Geoffrey Nixon
Investment Manager

/s/ Geoffrey Nixon                             /s/ Geoffrey Nixon
------------------------------                 --------------------------------
GEOFFREY NIXON, President                      GEOFFREY NIXON, Trustee